As filed with the Securities and Exchange Commission on February 9, 2010

Registration No. 333-163957

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S–1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SurgiVision, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	58-2394628
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SurgiVision, Inc.

One Commerce Square, Suite 2550

Memphis, TN 38103

(901) 522-9300

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Kimble L. Jenkins

Chief Executive Officer

SurgiVision, Inc.

One Commerce Square, Suite 2550

Memphis, TN 38103

(901) 522-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. DelPriore, Esq. Matthew S. Heiter, Esq. Richard F. Mattern, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 165 Madison Avenue, Suite 2000 Memphis, TN 38103 (901) 577-8228	Carmelo M. Gordian, Esq. Edward A. Gilman, Esq. Nicholas F. Ducoff, Esq. Andrews Kurth LLP 111 Congress, Suite 1700 Austin, TX 78701 (512) 320-9290

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-163957) of SurgiVision, Inc. is being filed solely to file certain exhibits to the registration statement as indicated in the exhibit index incorporated by reference into Item 16 of Part II of this amendment. Other than the addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-1 is unchanged.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market listing fee.

Amount to be Paid
SEC registration fee		$2,139
FINRA filing fee		3,500
Nasdaq Capital Market listing fee		*
Printing and engraving expenses		*
Blue sky qualification fees and expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Our certificate of incorporation, which will become effective upon the completion of this offering, contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws, which will become effective upon the closing of this offering, require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors.

We have entered into indemnity agreements with each of our current directors and certain of our executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.

The Registrant maintains a directors’ and officers’ insurance and registrant reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Form of Second Amended and Restated Certificate of Incorporation	3.3
Form of Amended and Restated Bylaws	3.4
Third Amended and Restated Investor Rights’ Agreement dated September 20, 2006	3.5
First Amended and Restated Stockholders’ Agreement dated April 30, 2004	3.6
Form of Indemnification Agreement	10.8

Item 15.	Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since December 22, 2006:

1. We have granted stock options to purchase an aggregate of 1,326,500 shares of common stock to employees, consultants and directors under our 2007 Stock Incentive Plan, which makes available an aggregate of 2,500,000 shares of common stock. Stock options to purchase 1,284,167 shares of our common stock remain outstanding. The issuance of these options was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering, or pursuant to Rule 701 under the Securities Act.

2. On December 22, 2009, we issued to Mr. Jenkins an option to purchase 266,608 shares of our common stock at an exercise price of $2.41 per share. The issuance of this option was exempt from registration under 4(2) of the Securities Act, as a sale not involving a public offering.

3. We have issued warrants to purchase 566,000 shares of common stock to an adviser. These warrants remain outstanding. The issuance of these warrants was exempt from registration under Section 4(2) of the Securities Act, as a sale not involving a public offering.

4. Between January 2006 and August 2007, Boston Scientific, one of our 5% common stockholders and the employer of one of our directors, loaned us $1,500,000 in six equal quarterly installments pursuant to a convertible promissory note. This note became payable on June 30, 2008, at which time Boston Scientific converted the note into 1,671,838 shares of our common stock and a warrant for 1,671,838 shares of our common stock, which has since expired.

5. In November and December of 2006, we issued and sold an aggregate of 7,965,000 shares of our Series A Convertible Preferred Stock to 48 accredited investors at $1.00 per share, for an aggregate offering price of $7,965,000. Upon completion of this offering, these shares of preferred stock will automatically convert into shares of common stock.

6. On October 16, 2009, Boston Scientific loaned us $2,000,000 pursuant to the terms of a convertible promissory note. During the 90 days following the initial advance, Boston Scientific agreed to extend additional loans not to exceed $750,000 per month or $2,250,000 in the aggregate based on fulfillment of certain closing conditions at the time of extending each additional loan. As of December 18, 2009, the total principal amount borrowed is $3,500,000. Interest on the loans accrues at 10% per annum and compounds annually. The Boston Scientific loans are secured by a first priority security interest in all of our assets. Each loan matures on the second anniversary of the date on which the funds were advanced. At the option of Boston Scientific, these loans are convertible into one share of our preferred stock for every $2.00 of principal and interest outstanding at the time of conversion. To the extent that Boston Scientific has not exercised its conversion right prior to the completion of this offering, Boston Scientific will no longer have the right to convert the notes into shares of stock.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (4) through (6) by virtue of Section 4(2) of the Securities Act and/or Rule 506 of Regulation D. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Number	Description
1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of SurgiVision, Inc., as amended

3.2**	Bylaws of SurgiVision, Inc., as amended

3.3*	Form of Second Amended and Restated Certificate of Incorporation of SurgiVision, Inc. to be effective upon completion of this offering

3.4*	Form of Amended and Restated Bylaws of SurgiVision, Inc. to become effective upon completion of this offering

3.5**	Third Amended and Restated Investor Rights’ Agreement dated September 20, 2006, as amended

3.6**	First Amended and Restated Stockholders’ Agreement dated April 30, 2004

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2*	Specimen of Common Stock Certificate

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

10.1**	Surgi-Vision, Inc. 1998 Stock Option Plan

10.2**	Surgi-Vision, Inc. 2007 Stock Incentive Plan

10.3*	Surgi-Vision, Inc. Key Personnel Incentive Program

10.4*	2010 Equity Incentive Plan

10.5*	2010 Equity Incentive Plan Form of Stock Option Agreement

10.6*	2010 Equity Incentive Plan Form of Restricted Stock Agreement

10.7*	2010 Equity Incentive Plan Form of Restricted Stock Unit Agreement

Number	Description

10.8*	Form of Indemnification Agreement

10.9†	License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around June 20, 1998, as amended by that certain Amendment to License Agreement dated as of January 15, 2000, and as further amended by that certain Addendum to License Agreement entered into on or around December 7, 2004

10.10†	License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around December 7, 2006

10.11†	Technology License Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Omnibus Amendment dated June 30, 2007, and as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.12†	System and Lead Development and Transfer Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Amendment No. 1 dated May 31, 2006, as further amended by that certain Omnibus Amendment dated June 30, 2007, and as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.13†	Technology License Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

10.14†	Development Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

10.15†	Cooperation and Development Agreement dated as of May 4, 2009 by and between SurgiVision, Inc. and Siemens Aktiengesellschaft, Healthcare Sector

10.16*	Consulting Agreement effective as of May 1, 2009 by and between SurgiVision, Inc. and Dr. Paul Bottomley

10.17*	Stock Purchase Agreement dated December 22, 2009 by and between SurgiVision, Inc. and Kimble L. Jenkins

10.18*	Non-Qualified Stock Option Agreement dated December 22, 2009 by and between SurgiVision, Inc. and Kimble L. Jenkins

10.19†	Patent License Agreement – Nonexclusive entered into on or around April 27, 2009 by and between SurgiVision, Inc. and National Institutes of Health

10.20†	Master Services and Licensing Agreement dated as of July 20, 2007 by and between SurgiVision, Inc. and Cedara Software Corp.

10.21†	License Agreement entered into on or around June 30, 2008 by and between SurgiVision, Inc. and The Johns Hopkins University

10.22†	License Agreement entered into on or around June 30, 2008 by and between SurgiVision, Inc. and The Johns Hopkins University

10.23†	License Agreement entered into on or around June 30, 2008 by and between SurgiVision, Inc. and The Johns Hopkins University

10.24†	Loan Agreement dated as of October 16, 2009 by and between SurgiVision, Inc. and Boston Scientific Corporation

10.25†	Patent Security Agreement dated as of October 16, 2009 by and between SurgiVision, Inc. and Boston Scientific Corporation

21**	List of Subsidiary

23.1**	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

24.1**	Power of attorney. Reference is made to the signature page.

*	To be filed by amendment.
**	Previously filed.
†

Confidential treatment requested under 17 C.F.R. §§200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the Confidential Treatment Request.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, SurgiVision, Inc. has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 9th day of February, 2010.

SurgiVision, Inc.

By:	/s/ KIMBLE L. JENKINS
Kimble L. Jenkins
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KIMBLE L. JENKINS Kimble L. Jenkins	Chief Executive Officer and Director	February 9, 2010

* John C. Thomas, Jr.	Chief Financial Officer and Director	February 9, 2010

* Paul A. Bottomley	Director	February 9, 2010

* Lenox D. Baker	Director	February 9, 2010

* Charles E. Koob	Director	February 9, 2010

* Wendelin C. Maners	Director	February 9, 2010

*By: /s/ KIMBLE L. JENKINS Kimble L. Jenkins	Attorney-in-Fact	February 9, 2010

Exhibit Index

Number	Description
1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of SurgiVision, Inc., as amended

3.2**	Bylaws of SurgiVision, Inc., as amended

3.3*	Form of Second Amended and Restated Certificate of Incorporation of SurgiVision, Inc. to be effective upon completion of this offering

3.4*	Form of Amended and Restated Bylaws of SurgiVision, Inc. to become effective upon completion of this offering

3.5**	Third Amended and Restated Investor Rights’ Agreement dated September 20, 2006, as amended

3.6**	First Amended and Restated Stockholders’ Agreement dated April 30, 2004

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2*	Specimen of Common Stock Certificate

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

10.1**	Surgi-Vision, Inc. 1998 Stock Option Plan

10.2**	Surgi-Vision, Inc. 2007 Stock Incentive Plan

10.3*	Surgi-Vision, Inc. Key Personnel Incentive Program

10.4*	2010 Equity Incentive Plan

10.5*	2010 Equity Incentive Plan Form of Stock Option Agreement

10.6*	2010 Equity Incentive Plan Form of Restricted Stock Agreement

10.7*	2010 Equity Incentive Plan Form of Restricted Stock Unit Agreement

10.8*	Form of Indemnification Agreement

10.9†

License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around June 20, 1998, as amended by that certain Amendment to License Agreement dated as of January 15, 2000, and as further amended by that certain Addendum to License Agreement entered into on or around December 7, 2004

10.10†	License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around December 7, 2006

10.11†

Technology License Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Omnibus Amendment dated June 30, 2007, and as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.12†

System and Lead Development and Transfer Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Amendment No. 1 dated May 31, 2006, as further amended by that certain Omnibus Amendment dated June 30, 2007, and as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.13†	Technology License Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

10.14†	Development Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

10.15†	Cooperation and Development Agreement dated as of May 4, 2009 by and between SurgiVision, Inc. and Siemens Aktiengesellschaft, Healthcare Sector

10.16*	Consulting Agreement effective as of May 1, 2009 by and between SurgiVision, Inc. and Dr. Paul Bottomley

10.17*	Stock Purchase Agreement dated December 22, 2009 by and between SurgiVision, Inc. and Kimble L. Jenkins

10.18*	Non-Qualified Stock Option Agreement dated December 22, 2009 by and between SurgiVision, Inc. and Kimble L. Jenkins

Number	Description
10.19†	Patent License Agreement – Nonexclusive entered into on or around April 27, 2009 by and between SurgiVision, Inc. and National Institutes of Health

10.20†	Master Services and Licensing Agreement dated as of July 20, 2007 by and between SurgiVision, Inc. and Cedara Software Corp.

10.21†	License Agreement entered into on or around June 30, 2008 by and between SurgiVision, Inc. and The Johns Hopkins University

10.22†	License Agreement entered into on or around June 30, 2008 by and between SurgiVision, Inc. and The Johns Hopkins University

10.23†	License Agreement entered into on or around June 30, 2008 by and between SurgiVision, Inc. and The Johns Hopkins University

10.24†	Loan Agreement dated as of October 16, 2009 by and between SurgiVision, Inc. and Boston Scientific Corporation

10.25†	Patent Security Agreement dated as of October 16, 2009 by and between SurgiVision, Inc. and Boston Scientific Corporation

21**	List of Subsidiary

23.1**	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1)

24.1**	Power of attorney. Reference is made to the signature page.
*	To be filed by amendment.
**	Previously filed.
†

Confidential treatment requested under 17 C.F.R. §§200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the confidential treatment request.